                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 15 )(1)
                                            ----



                            ADVANCED MAGNETICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00753P 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d - 1(b)
[ ]  Rule 13d - 1(c)
[X]  Rule 13d - 1(d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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--------------------------                              ------------------------
CUSIP NO.    00753P 10 3              13G               Page   2   of  6  Pages
--------------------------                              ------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jerome Goldstein

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                        636,834
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                      49,900
        OWNED BY          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING                        636,834
         PERSON           ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                        49,900

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                686,734

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                     [X]
                See Item 4(a)

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  10.1%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1 (a).                NAME OF ISSUER:
-----------                ---------------
                           Advanced Magnetics, Inc.

ITEM 1 (b).                ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------                ------------------------------------------------
                           61 Mooney Street
                           Cambridge, MA  02138

ITEM 2 (a).                NAME OF PERSON FILING:
-----------                ----------------------
                           Jerome Goldstein

ITEM 2 (b).                ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:
-----------                -----------------------------------------------------
                           c/o Advanced Magnetics, Inc.
                           61 Mooney Street
                           Cambridge, MA  02138

ITEM 2 (c).                CITIZENSHIP:
-----------                ------------
                           United States

ITEM 2 (d).                TITLE OF CLASS OF SECURITIES:
-----------                -----------------------------
                           Common Stock, $.01 Par Value Per Share

ITEM 2 (e).                CUSIP NUMBER
-----------                ------------
                           00753P 10 3

ITEM 3.                    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                           OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON
                           IS A:
-------                    -----------------------------------------------------

                           (a) [ ] Broker or dealer registered under Section 15
                                   of the Exchange Act.

                           (b) [ ] Bank as defined in Section 3(a)(6) of the
                                   Exchange Act.

                           (c) [ ] Insurance company as defined in Section
                                   3(a)(19) of the Exchange Act.

                           (d) [ ] Investment company registered under Section
                                   8 of the Investment Company Act.

                           (e) [ ] An investment adviser in accordance with Rule
                                   13d-1(b)(1)(ii)(E);

                           (f) [ ] An employee benefit plan or endowment fund in
                                   accordance with Rule 13d-1(b)(1)(ii)(F);

                           (g) [ ] A parent holding company or control person in
                                   accordance with Rule 13d-1(b)(1)(ii)(G);

                           (h) [ ] A savings association as defined in Section
                                   3(b) of the Federal Deposit Insurance Act;


                                Page 3 of 6 pages


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                           (i) [ ] A church plan that is excluded from the
                                   definition of an investment company under
                                   Section 3(c)(14) of the Investment Company
                                   Act;

                           (j) [ ] Group, in accordance with Rule
                                   13d-1(b)(1)(ii)(J).

                           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.           OWNERSHIP:
-------           ----------
                           (a)      Amount Beneficially Owned:

                                    686,734.  This amount does not include
                                    607,687 shares owned by spouse, as to which shares beneficial ownership is disclaimed. This amount includes 30,312 shares issuable to Mr. Goldstein pursuant to options exercisable or exercisable within 60 days of December 31, 2000.

                           (b)      Percent of Class:

                                    10.1 % (based on 6,776,544 shares of Common
                                    Stock reported by the Company's transfer agent as outstanding at the close of business on December 31, 2000, excluding 27,700 shares held by Company and as adjusted pursuant to Rule 13d-3).

                           (c) Number of shares as to which such person has:
                                    (i)    Sole power to vote or direct the vote
                                           636,834.

                                    (ii)   Shared power to vote or to direct the
                                           vote 49,900.

                                    (iii)  Sole power to dispose or to direct
                                           the disposition of 636,834.

                                    (iv)   Shared power to dispose or to direct
                                           the disposition of 49,900.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------           ---------------------------------------------
                           Inapplicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
-------           ---------------------------------------------------------
                           Inapplicable.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:
-------           -------------------------------------------------------------
                           Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------           ----------------------------------------------------------
                           Inapplicable.


                                Page 4 of 6 pages


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                                Page 4 of 6 pages


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
-------           -------------------------------
                           Inapplicable.

ITEM 10.          CERTIFICATION:
--------          --------------
                           Inapplicable.








                                Page 5 of 6 pages


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.








                                      FEBRUARY 8, 2001
                                      -----------------------------------------
                                               Date



                                               /s/   Jerome Goldstein
                                      -----------------------------------------
                                               Signature







                                Page 6 of 6 pages